As filed with the Securities and Exchange Commission on December 3, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16803 Dallas Parkway Addison, Texas	75001
(Address of Principal Executive Offices)	(Zip Code)

(214) 220-4323

(Registrant’s telephone number, including area code)

Stream Oil & Gas Ltd. Stock Option Plan

(Full title of the plan)

Matthew W. McCann

General Counsel and Corporate Secretary

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

(Name and address of agent for service)

(214) 220-4323

(Telephone number, including area code, of agent for service)

with copies of communications to:

Garrett A. DeVries

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

(214) 969-2891

(214) 969-4343 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, par value $0.10 per share	350,000(2)	$0.36(3)	$126,000.00(3)	$14.64
Common Shares, par value $0.10 per share	980,000(2)	$0.76(3)	$744,800.00(3)	$86.55
Total	1,330,000	—	$870,800	$101.19

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of common shares, par value $0.10 per share (the “Common Shares”), of TransAtlantic Petroleum Ltd. (the “Company”) as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Represents Common Shares issuable pursuant to outstanding, unexercised options awarded under the Stream Oil & Gas Ltd. Stock Option Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 and based upon the price at which such options may be exercised. U.S. dollar amount is calculated based on the noon exchange rate as reported by the Bank of Canada on December 2, 2014 of Cdn$1.00 = US$0.8772.

Introductory Note

TransAtlantic Petroleum Ltd. (the “Company”) hereby files this Registration Statement on Form S-8 (the “Registration Statement”) relating to common shares, par value $0.10 per share, of the Company (the “Common Shares”) issuable in the future under awards outstanding pursuant to the Stream Oil & Gas Ltd. Stock Option Plan (the “Plan”).

On November 18, 2014 (the “Effective Time”), the Company closed the transactions contemplated by the Arrangement Agreement (“Arrangement Agreement”) dated September 2, 2014 by and between the Company and Stream Oil & Gas Ltd. (“Stream”). Pursuant to the Arrangement Agreement, the Company acquired all of Stream’s 66,887,801 issued and outstanding common shares for total consideration of up to 3.8 million Common Shares. Pursuant to the Arrangement Agreement, 0.04812 of a Common Share per Stream common share was issued at closing (the “Closing Shares”), and an additional 0.00845 of a Common Share (the “Contingent Shares”) per Stream common share will be issued if certain amendments to Stream’s Albanian license agreements are received on or before August 18, 2015.

Pursuant to the Arrangement Agreement, each outstanding stock option of Stream (the “Stream Options”) after the Effective Time will, upon due exercise in accordance with the terms governing such options, entitle the holder to receive the appropriate number of Common Shares representing the Closing Shares and Contingent Shares in lieu of Stream common shares issuable thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

With respect to the Plan, the documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the introductory note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” certain information we have filed with the Commission into this Registration Statement, which means that we are disclosing important information to you by referring you to other information we have filed with the Commission. The information we incorporate by reference is considered part of this Registration Statement. We specifically are incorporating by reference the following documents filed with the Commission (excluding those portions of any Form 8-K that are furnished and not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and filed on March 13, 2014;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 and filed on May 8, 2014;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 and filed on August 7, 2014;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 and filed on November 6, 2014;

•	our Current Report on Form 8-K dated February 10, 2014 and filed on February 25, 2014;

•	our Current Report on Form 8-K dated March 4, 2014 and filed on March 6, 2014;

•	our Current Report on Form 8-K dated March 26, 2014 and filed on March 28, 2014;

•	our Current Report on Form 8-K dated May 19, 2014 and filed on May 22, 2014;

•	our Current Report on Form 8-K dated May 27, 2014 and filed on May 29, 2014;

•	our Current Report on Form 8-K dated May 27, 2014 and filed on June 2, 2014;

•	our Current Report on Form 8-K dated June 10, 2014 and filed on June 16, 2014;

•	our Current Report on Form 8-K dated August 6, 2014 and filed on August 11, 2014;

•	our Current Report on Form 8-K dated September 2, 2014 and filed on September 8, 2014;

•	our Current Report on Form 8-K dated November 18, 2014 and filed on November 19, 2014; and

•	the description of our Common Shares contained in Amendment No. 1 to Form 8-A, filed March 6, 2014, including all amendments and reports filed for the purpose of updating that description.

All reports and other documents we subsequently file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, but excluding information furnished to, rather than filed with, the Commission, shall be deemed to be incorporated by reference herein and to be part hereof from the date such reports and other documents are filed. Information or statements contained in this Registration Statement modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information or statements contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this Registration Statement or in earlier-dated documents incorporated by reference. Any such information or statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Our Bye-Laws require us to indemnify our officers and directors against all liabilities, loss, damage or expense incurred or suffered by such person in such capacity or by reason of any act done, conceived or omitted in the conduct of our business or in the discharge of such person’s duties; provided that such indemnification shall not extend to any matter which would render it void pursuant to Bermuda law. Bermuda law permits us to indemnify directors and officers against liability attaching to them arising from their duties, but such indemnification may not extend to acts of fraud or dishonesty. Our Bye-Laws require us to advance funds to directors or officers for their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved, and only if such advance is specifically authorized in accordance with Bye-Law 44.6. Our Bye-Laws permit the purchase of indemnity insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Registration Rights Agreement, dated December 30, 2008, by and between TransAtlantic Petroleum Corp. and Riata Management, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated December 30, 2008, filed with the SEC on January 6, 2009).

4.2	Registration Rights Agreement, dated February 18, 2011, by and between TransAtlantic Petroleum Ltd. and Direct Petroleum Exploration, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 18, 2011, filed with the SEC on February 24, 2011).

4.3	Specimen Common Share certificate (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K dated March 4, 2014, filed with the SEC on March 6, 2014).

5.1*	Legal Opinion of Appleby (Bermuda) Limited.

23.1*	Consent of KPMG LLP.

23.2*	Consent of KPMG Canada.

23.3*	Consent of DeGolyer and MacNaughton.

23.4	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).

Exhibit No.	Description

99.1*	Stream Oil & Gas Ltd. Stock Option Plan.

99.2*	Form of Stock Option Agreement.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, December 3, 2014.

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ N. Malone Mitchell 3rd
N. Malone Mitchell 3rd
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of TransAtlantic Petroleum Ltd., do hereby constitute and appoint Wil F. Saqueton and Matthew McCann, and each of them, their true and lawful attorneys-in-fact and agents or attorney-in-fact and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act and any rules and regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments (including any post-effective amendments) and supplements thereto, and to any and all instruments or documents filed as part or in connection with this Registration Statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ N. Malone Mitchell 3rd	Chairman and Chief Executive Officer	December 3, 2014
N. Malone Mitchell 3rd	(Principal Executive Officer)

/s/ Wil F. Saqueton	Chief Financial Officer (Principal	December 3, 2014
Wil F. Saqueton	Financial Officer and Principal Accounting Officer)

/s/ Bob G. Alexander	Director	December 3, 2014
Bob G. Alexander

/s/ Brian Bayley	Director	December 3, 2014
Brian Bayley

/s/ Charles J. Campise	Director	December 3, 2014
Charles J. Campise

/s/ Marlan W. Downey	Director	December 3, 2014
Marlan W. Downey

/s/ N. Gregory K. Renwick	Director	December 3, 2014
Gregory K. Renwick

/s/ Mel G. Riggs	Director	December 3, 2014
Mel G. Riggs

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Registration Rights Agreement, dated December 30, 2008, by and between TransAtlantic Petroleum Corp. and Riata Management, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated December 30, 2008, filed with the SEC on January 6, 2009).

4.2	Registration Rights Agreement, dated February 18, 2011, by and between TransAtlantic Petroleum Ltd. and Direct Petroleum Exploration, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 18, 2011, filed with the SEC on February 24, 2011).

4.3	Specimen Common Share certificate (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K dated March 4, 2014, filed with the SEC on March 6, 2014).

5.1*	Legal Opinion of Appleby (Bermuda) Limited.

23.1*	Consent of KPMG LLP.

23.2*	Consent of KPMG Canada.

23.3*	Consent of DeGolyer and MacNaughton.

23.4	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).

99.1*	Stream Oil & Gas Ltd. Stock Option Plan.

99.2*	Form of Stock Option Agreement.

*	Filed herewith.